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EXHIBIT 99


    PCQuote.com, Inc. Announces Initial Public Offering of Its Common Stock


CHICAGO, June 10 - PCQuote.com, Inc., a subsidiary of PC Quote, Inc. (Amex:
PQT), announced today that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed initial public offering of 7,750,000 shares of its common stock. The common stock offered will consist of 5,800,000 shares to be issued by PCQuote.com, Inc. and 1,950,000 shares to be sold by PC Quote, Inc. which intends to change its name to HyperFeed Technologies, Inc., subject to shareholder approval. It is anticipated that the public offering price for the common stock will be between $12.00 and $14.00 per share. Prudential Securities is acting as lead-manager and U.S. Bancorp Piper Jaffray, FAC/Equities and E*OFFERING Corp. are acting as co-managers.

PCQuote.com, Inc. is an Internet-based provider of high performance, real-time financial data, timely business news and comprehensive research and analytical tools. The company's services provide access to sophisticated and dynamic financial information that allows users to make informed investment decisions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. An offering of common stock, if made, will only be made by means of a prospectus.

Copies of the preliminary prospectus may be obtained when it becomes available from Prudential Securities, 111 8th Avenue, New York, NY 10011, U.S. Bancorp Piper Jaffray, 222 South Ninth Street, Minneapolis, MN 55402, FAC/Equities, 30 South Pearl Street, Albany, NY 12207 or E*OFFERING Corp., 120 Montgomery Street, Suite 1850, San Francisco, CA 94104.